EXHIBIT 21



                     RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

                                   State or Jurisdiction   Percentage of Voting
                                     of Incorporation        Securities Owned
                                   ---------------------   --------------------

Florida Communities, Inc.                 Florida                  100%
Ridgewood Orlando, Inc.                   Florida                  100%
Ridgewood Georgia, Inc.                   Georgia                  100%
Wesley Hotel Group, Inc.                  Georgia                  100%
Florida Beta Hotel Corp.                  Florida                  100%
California Zeta Hotel Corp.             California                 100%
California Eta Hotel Corp.              California                 100%

The foregoing subsidiaries are included in the consolidated financial statements of the Company.

The Company also has the following ownership interests:

Louisville Hotel, LLC                    Delaware                   80%
RW Hurstbourne Hotel, Inc.               Delaware                  100%

Subsequent to March 31, 2001, the Company has the following additional subsidiaries:

RW Louisville Hotel
Investors, LLC                           Delaware                  100%
RW Louisville Hotel
Associates, LLC                          Delaware                  100%